Exhibit 3.3

ARTICLES OF MERGER

BETWEEN

PEOPLE’S CHOICE HOME LOAN, INC. AND

PEOPLE’S CHOICE MERGER SUB, INC.

The following articles of merger are submitted:

1.	The names of the merger entities are People’s Choice Home Loan, Inc., a Wyoming corporation and People’s Choice Merger Sub, Inc., a Wyoming corporation.

2.	Annexed hereto and made a part hereof is the Agreement and Plan of Merger for merging People’s Choice Merger Sub, Inc. with and into People’s Choice Home Loan, Inc. (the “Plan of Merger”). which has been duly approved and executed by each of People’s Choice Home Loan, Inc. and People’s Choice Merger Sub, Inc.

3.	The Board of Directors of People’s Choice Home Loan, Inc. adopted and approved the Plan of Merger by unanimous written consent on December 28, 2004 and submitted the Plan of Merger to its sole shareholder to approve. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group of People’s Choice Home Loan, Inc. entitled to vote separately on the Plan of Merger, and the number of votes of each voting group indisputably represented at the meeting, and the total number of votes cast for and against the Plan of Merger by each voting group entitled to vote separately on the Plan of Merger is a follows:

Designation	Number Outstanding	Number Voting	Number Voted For	Number Voted Against
Series 2 Common	50,000	50,000	50,000	0
Class A Preferred	175,000	175,000	175,000	0

4.	The Board of Director’s of People’s Choice Merger Sub, Inc. adopted and approved the Plan of Merger by unanimous written consent on December 28, 2004 and submitted the Plan of Merger to its sole shareholder to approve. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group of People’s Choice Merger Sub, Inc. entitled to vote separately on the Plan of Merger, and the number of votes of each voting group indisputably represented at the meeting, and the total number of votes cast for and against the Plan of Merger by each voting group entitled to vote separately on the Plan of Merger is as follows:

Designation	Number Outstanding	Number Voting	Number Voted For	Number Voted Against
Class A Common	100	100	100	0

5.	The merger is effective upon filing of these Articles of Merger.

Dated: December 28, 2004

Subscribed and sworn to before me this 28th day of December, 2004	PEOPLE’S CHOICE HOME LOAN, INC.

/s/ JACQUE L. PAPPAS	By:	/s/ THOMAS N. LONG
Notary Public	Name:	Thomas N. Long
My commission expires 7.12.05	Title:	Vice President

JACQUE L. PAPPAS - NOTARY PUBLIC
County of Laramie	[SEAL]	State of Wyoming
My Commission Expires July 12, 2005